Exhibit 99.2

Q1 FY27
Letter to Shareholders
August 5, 2026

August 5, 2026
Dear Shareholders,
In Q1 FY27, Cirrus Logic delivered record first quarter revenue of $460 million as well as record first quarter GAAP and non-GAAP earnings per share of $1.47 and $1.84, respectively. In Q1, we saw strong demand for our custom products shipping into smartphones. We also made good progress in the development of our next-generation camera controller and new smart power IC for 3D sensing applications. The latter is part of a broader set of power and battery opportunities that we believe will diversify our product portfolio and support long-term growth. Beyond smartphones, the PC market remains our largest near-term growth opportunity. Since our remarks last quarter, we have lowered our FY27 revenue expectations for PCs as we began to see the impact from constrained supply of a key industry platform, memory and component shortages, and OEMs delaying certain new model introductions. We believe these factors reflect a shift in timing rather than a fundamental change to the underlying opportunity. In Q1, we were encouraged by our design win activity and customer engagement, which included interest in our latest smart codec for AI-enabled PCs. Additionally, in June multiple customers announced new PCs based on NVIDIA’s RTX Spark™ platform, which are expected to ship later this year with Cirrus Logic amplifiers and codecs. In our general market business, we also continued to expand across a broad base of customers in the professional audio, automotive, industrial, and imaging markets. Our progress in Q1 included taping out a new high-performance analog front-end (AFE) component for metrology applications, which we expect to begin sampling in the September quarter. While this component will initially be used for smart meters, we believe over time the underlying technology can extend into adjacent applications such as data center DC metrology, energy storage, EV charging, and grid monitoring. We remain optimistic about our opportunities to continue leveraging our mixed-signal design and signal processing expertise to drive growth across new applications and markets in future years.
Figure A: Cirrus Logic Q1 FY27 Results

Q1 FY27	GAAP	Adj.	Non-GAAP*
Revenue	$459.7		$459.7
Gross Profit	$241.9	$0.2	$242.1
Gross Margin	52.6%		52.7%
Operating Expense	$157.4	($22.0)	$135.4
Operating Income	$84.4	$22.2	$106.7
Operating Profit	18.4%		23.2%
Interest Income	$10.1		$10.1
Other Expense	$(0.4)		$(0.4)
Income Tax Expense	$17.3	$3.0	$20.3
Net Income	$76.9	$19.2	$96.1
Diluted EPS	$1.47	$0.37	$1.84
*Complete GAAP to Non-GAAP reconciliations available on page 11
Numbers may not sum due to rounding
$ millions, except EPS
Revenue and Gross Margin
Revenue for the June quarter was $460 million, up two percent quarter over quarter and thirteen percent year over year. The increase in revenue on a sequential and year-over-year basis reflects higher sales of components shipping in smartphones. On a year-over-year basis, sales were partially offset by previously

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anticipated pricing reductions. In the September quarter, we expect revenue to range from $510 million to $570 million, up 17 percent sequentially and down four percent year over year at the midpoint.
In Q1 FY27, revenue derived from our audio and HPMS product lines represented 54 percent and 46 percent of total revenue, respectively. One customer contributed approximately 90 percent of total revenue in Q1 FY27. Our relationship with our largest customer remains outstanding, with continued strong design activity across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about this business.
Figure B: Cirrus Logic Revenue ($M) Q2 FY25 to Q2 FY27

700
600
500
400
300
200
100
0
542
556
424
407
561
581
449
460
540*
Q2/FY25
Q3/FY25
Q4/FY25
Q1/FY26
Q2/FY26
Q3/FY26
Q4/FY26
Q1/FY27
Q2/FY27
Audio
High-Performance Mixed-Signal

*Midpoint of guidance as of August 5, 2026
GAAP gross margin in the June quarter was 52.6 percent, compared to 53.0 percent in Q4 FY26 and 52.6 percent in Q1 FY26. The quarter-over-quarter decrease in gross margin reflects previously anticipated pricing reductions, which were partially offset by cost reductions. On a year-over-year basis, gross margin was flat as a favorable product mix was partially offset by higher freight and supply chain costs. Non-GAAP gross margin in the June quarter was 52.7 percent, compared to 53.0 percent in Q4 FY26 and 52.6 percent in Q1 FY26. In the September quarter, we expect gross margin to range from 52 percent to 54 percent. In Q2, we expect gross margin to see a temporary benefit from wafers purchased under prior agreements with GlobalFoundries at favorable pricing. We expect this tranche to largely sell through in Q2, after which gross margin should normalize.

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Operating Profit, Tax, and EPS
Operating profit for Q1 FY27 was 18.4 percent on a GAAP basis and 23.2 percent on a non-GAAP basis. GAAP operating expense was $157.4 million and included $20.4 million in stock-based compensation and $1.6 million in amortization of acquisition intangibles. On a sequential basis, GAAP operating expense increased by $10.1 million, primarily driven by higher employee-related expenses and, to a lesser extent, increased professional costs and product development expenses. This was partially offset by an increase in R&D incentives. On a year-over-year basis, GAAP operating expense increased by $15.8 million primarily due to higher employee-related costs, which is consistent with our previously communicated increase in R&D expense in support of the range of opportunities we have across the business. To a lesser extent, operating expense also increased due to higher variable compensation, product development, and professional expenses. Non-GAAP operating expense for the quarter was $135.4 million, up $9.3 million sequentially and $15.9 million year over year. The company’s total headcount exiting Q1 was 1,717. As we indicated last quarter, we are seeing an increase in opportunities across our business, therefore, we expect R&D investment to grow in FY27.
Combined GAAP R&D and SG&A expenses for Q2 FY27 are expected to range from $163 million to $169 million, including approximately $21 million in stock-based compensation expense and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $140 million and $146 million.
Figure C: GAAP R&D and SG&A Expenses ($M)/Headcount Q2 FY25 to Q2 FY27

1,672
1,667
1,660
1,658
1,664
1,659
1,668
1,717
160
140
120
100
80
60
40
20
0
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26
Q2 FY26
Q3 FY26
Q4 FY26
Q1 FY27
Q2 FY27
R&D
SG&A
Expense*
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of August 5, 2026
For the June quarter, GAAP tax expense was $17.3 million on GAAP pre-tax income of $94.2 million, resulting in an effective tax rate of 18.4 percent. Non-GAAP tax expense for the quarter was $20.3 million

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on non-GAAP pre-tax income of $116.4 million, resulting in a non-GAAP effective tax rate of 17.4 percent. We estimate that our FY27 non-GAAP effective tax rate will range from approximately 16 percent to 18 percent.
GAAP earnings per share for the June quarter was $1.47, compared to earnings per share of $1.56 in the prior quarter and $1.14 in Q1 FY26. Non-GAAP earnings per share for the June quarter was $1.84, versus $1.95 in Q4 FY26 and $1.51 in Q1 FY26.
Balance Sheet
Our cash and investment balance at the end of Q1 FY27 was $1.2 billion, up slightly from our fiscal year-end. Cash flow from operations for the June quarter was $64.1 million. During the quarter, we repurchased 211,099 shares at an average price of $163.43, returning $34.5 million of cash to shareholders in the form of buybacks. At the end of Q1 FY27, the company had $239.6 million remaining in its share repurchase authorization. Subsequent to Q1 FY27, the company utilized $50.5 million to repurchase 359,350 shares at an average price of $140.53 under a Rule 10b5-1 trading plan. Over the long term, we expect strong cash flow generation, and we will continue to evaluate potential uses of this cash, including investing in the business to pursue organic growth opportunities, M&A, and returning capital to shareholders through share repurchases. Q1 FY27 inventory was $262.7 million, up from $240.9 million in Q4 FY26.
Company Strategy
We believe that our long-term growth is best served by the successful execution of three core strategic priorities: first, maintaining our leadership position in smartphone audio; second, increasing HPMS content in smartphones; and third, leveraging our strength and intellectual property in audio and HPMS to expand into additional applications and markets with both existing and new components.
Our first strategic priority, maintaining our leadership position in smartphone audio, is largely driven by our custom silicon business, which includes boosted amplifiers and smart codecs. Together, these components deliver exceptional audio performance and meaningful power and efficiency gains, while also enabling greater flexibility in system design. During the quarter, we saw strong demand for these components. We anticipate these products will continue to ship for multiple smartphone generations, providing the company with solid long-term visibility, sustained revenue contribution, and the ability to redeploy R&D resources into new markets and applications.
Within our second strategic priority area, expanding HPMS products in smartphones, we are leveraging our advanced mixed-signal expertise to develop innovative new products for camera, battery, and power applications. Our close engineering collaboration with our largest customer around camera technologies has spanned multiple generations of controllers, and we continue to execute on a roadmap that will enable further advanced camera functionality and improved system performance, including development of our next-generation controller. In the battery and power domains, we remain focused on delivering products that integrate signal processing and control capability to maximize system performance and power efficiency. The design of our smart power IC for 3D sensing is progressing on schedule, and we are continuing to develop additional power and battery products. As we begin to realize the benefits from our investments in these areas, we are pursuing additional opportunities that we believe will contribute to product diversification and support long-term growth across our HPMS portfolio.

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Outside of smartphones, we continue to make meaningful progress executing on our third strategic priority to expand into new applications and markets. PCs represent the largest near-term growth opportunity, driven by the transition to the MIPI SoundWire® interface, the adoption of AI-enabled PCs, and demand for high-quality audio in thinner, lighter, and more power-efficient devices. We are excited about the opportunity to leverage our technology in AI-enabled PCs, where voice is emerging as a natural and intuitive way for a consumer to interact with their device. However, the user experience today remains constrained as consumers cannot interact with agents in a truly conversational, always-on manner because running wake-word detection on the CPU or NPU can rapidly drain battery life and introduce latency issues. Our latest low-power, always-on smart codec for AI-enabled PCs offloads wake-word detection, noise reduction, and audio buffering to a standalone codec, optimizing the system’s power consumption until the voice engine is triggered. Customer interest in this product was strong in the June quarter, and we are engaged in design activity. In June, we were also pleased to see multiple customers announce new PCs based on NVIDIA’s RTX Spark™ platform, which are expected to ship later this year with Cirrus Logic amplifiers and codecs. With strong engagement across our PC product portfolio, we believe we are well-positioned to capitalize on the many opportunities ahead.
Beyond PCs, we continue to expand our general market business across a broad base of customers in the professional audio, automotive, industrial, and imaging markets. Given these components typically have long lifespans and gross margins above our corporate average, we are investing in new products and refreshing existing components that offer sustained differentiation and support long-term growth in revenue and profitability. Over the past several years, we have introduced new product families that increase our addressable market, including audio converters, imaging components, and timing products. The latest addition to this portfolio is a new family of high-performance AFE components for smart metering in electrification applications. Rising energy demand, aging grid infrastructure, and tightening accuracy and regulatory standards are driving expansion of applications and upgrades to power metering systems worldwide. Our first product targeting this market delivers higher-accuracy voltage and current measurement for residential, commercial, and industrial applications. Additionally, on-chip digital signal processing enables power quality analysis and fault detection while reducing customers' component count and system cost. We expect to begin sampling this product during the September quarter, and believe over time this underlying technology can extend beyond smart meters into other adjacent applications including data center DC metrology, energy storage, EV charging, and grid monitoring. With an innovative roadmap that leverages our extensive intellectual property portfolio and a proven track record of execution, we believe the company is well-positioned to drive further application and market diversification in the coming years.
Finally, we recently signed a new Capacity Reservation and Wafer Supply Agreement with GlobalFoundries. This agreement builds on our existing partnership and secures dedicated wafer capacity and pricing for calendar 2027 and 2028, further supporting the broad range of opportunities we see ahead. We are also continuing to collaborate with GlobalFoundries on next-generation process technologies and progressing towards manufacturing products in the United States at their facility in Malta, New York.
Summary and Guidance
For the September quarter, we expect the following results:
•Revenue to range between $510 million and $570 million;
•GAAP gross margin to be between 52 percent and 54 percent; and

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•Combined GAAP R&D and SG&A expenses to range between $163 million and $169 million, including approximately $21 million in stock-based compensation expense and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $140 million and $146 million.
In conclusion, we delivered record first quarter financial results in Q1 FY27 while also continuing to execute on our strategic priorities. During the quarter, we maintained our leadership in smartphone audio, saw positive design momentum with our PC products, and expanded our general market product portfolio that is expected to drive expansion in markets outside of smartphones. With a deep commitment to innovation and outstanding customer relationships, we believe Cirrus Logic is well-positioned for future success.
Sincerely,

John Forsyth President & Chief Executive Officer	Jeff Woolard Chief Financial Officer

Conference Call Q&A Session
Cirrus Logic will host a live Q&A session at 5 p.m. ET today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. A replay of the webcast can be accessed on the Cirrus Logic website.
Use of Non-GAAP Financial Information
To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, effective tax rate, free cash flow, and free cash flow margin. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our expected non-GAAP effective tax rate. We are not able to provide guidance on our GAAP effective tax rate or a related reconciliation without unreasonable efforts since our future GAAP effective tax rate depends on our future stock price and related stock-based compensation information that is not currently available.
Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ

Q1 FY27 Letter to Shareholders	7

from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.
Safe Harbor Statement
Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our belief that power and battery opportunities will diversify our product portfolio and support long-term growth; our expectations for PC revenue in FY27; our expectation that the constrained supply of a key industry platform, memory and component shortages, and OEMs delaying certain new model introductions reflect a shift in timing rather than a fundamental change to the underlying opportunity; our expectation that multiple customers will ship new PCs that feature NVIDIA’s RTX Spark™ platform later this year with Cirrus Logic amplifiers and codecs; our expectation that our new AFE component for metrology applications will begin to sample in the September quarter; our belief that over time our underlying AFE technology can extend into adjacent applications such as data center DC metrology, energy storage, EV charging, and grid monitoring; our ability to leverage our mixed-signal design and signal processing expertise to drive growth across new applications and markets in future years; our expectation that our R&D investment will grow in FY27; our ability to maintain our leadership position in smartphone audio; our ability to increase HPMS content in smartphones; our ability to leverage our strength in audio and HPMS to expand into additional applications and markets with both new and existing components; our expectation that our boosted amplifiers and smart codecs will continue to ship for multiple smartphone generations, providing solid long-term visibility, sustained revenue contribution, and the ability to redeploy R&D resources into new markets and applications; our ability to leverage our advanced mixed-signal expertise to develop innovative new products for camera, battery, and power applications; our ability to execute on a roadmap that will enable further advanced camera functionality and improved system performance; our ability to develop our next-generation camera controller, smart power IC for 3D sensing, and additional power and battery products; our ability to deliver products that integrate signal processing and control capability to maximize system performance and power efficiency; our ability to pursue additional opportunities that will contribute to product diversification and support long-term growth across our HPMS portfolio; our ability to leverage our technology in AI-enabled PCs; our ability to capitalize on the many PC opportunities ahead; our ability to invest in new products and refresh existing components that offer sustained differentiation and support long-term growth in revenue and profitability; our ability to collaborate with GlobalFoundries on next-generation process technologies and make progress towards manufacturing products in the United States; our belief that Cirrus Logic is well-positioned for future success; our expectations for strong cash flow generation over the long term; our ability to drive further application and market diversification in the coming years; our non-GAAP effective tax rate for the full fiscal year 2027; and our forecasts for the second quarter of fiscal year 2027 revenue, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquisition intangibles, and non-GAAP operating expense range. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially, and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the second quarter of fiscal year 2027, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes in government trade policies, including the imposition of tariffs and export restrictions; global economic conditions and uncertainty; and the risk

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factors listed in our Form 10-K for the year ended March 28, 2026 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

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CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended
	Jun. 27, 2026	Mar. 28, 2026	Jun. 28, 2025
	Q1'27	Q4'26	Q1'26
Audio	$249,034	$257,220	$240,043
High-Performance Mixed-Signal	210,689	191,303	167,229
Net sales	459,723	448,523	407,272
Cost of sales	217,868	210,881	193,242
Gross profit	241,855	237,642	214,030
Gross margin	52.6%	53.0%	52.6%

Research and development	115,013	107,487	102,892
Selling, general and administrative	42,406	39,860	38,744
Total operating expenses	157,419	147,347	141,636

Income from operations	84,436	90,295	72,394

Interest income	10,082	10,248	8,622
Other expense	(363)	(282)	(388)
Income before income taxes	94,155	100,261	80,628
Provision for income taxes	17,304	18,456	19,931
Net income	$76,851	$81,805	$60,697

Basic earnings per share	$1.52	$1.61	$1.17
Diluted earnings per share:	$1.47	$1.56	$1.14

Weighted average number of shares:
Basic	50,550	50,822	51,727
Diluted	52,353	52,369	53,319

Prepared in accordance with Generally Accepted Accounting Principles

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RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended
	Jun. 27, 2026	Mar. 28, 2026	Jun. 28, 2025
Net Income Reconciliation	Q1'27	Q4'26	Q1'26
GAAP Net Income	$76,851	$81,805	$60,697
Amortization of acquisition intangibles	1,647	1,647	1,647
Stock-based compensation expense	20,589	19,847	20,809
Adjustment to income taxes	(2,988)	(1,020)	(2,839)
Non-GAAP Net Income	$96,099	$102,279	$80,314

Earnings Per Share Reconciliation
GAAP Diluted earnings per share	$1.47	$1.56	$1.14
Effect of Amortization of acquisition intangibles	0.03	0.03	0.03
Effect of Stock-based compensation expense	0.40	0.38	0.39
Effect of Adjustment to income taxes	(0.06)	(0.02)	(0.05)
Non-GAAP Diluted earnings per share	$1.84	$1.95	$1.51

Operating Income Reconciliation
GAAP Operating Income	$84,436	$90,295	$72,394
GAAP Operating Profit	18.4%	20.1%	17.8%
Amortization of acquisition intangibles	1,647	1,647	1,647
Stock-based compensation expense - COGS	238	289	300
Stock-based compensation expense - R&D	13,245	12,327	13,072
Stock-based compensation expense - SG&A	7,106	7,231	7,437
Non-GAAP Operating Income	$106,672	$111,789	$94,850
Non-GAAP Operating Profit	23.2%	24.9%	23.3%

Operating Expense Reconciliation
GAAP Operating Expenses	$157,419	$147,347	$141,636
Amortization of acquisition intangibles	(1,647)	(1,647)	(1,647)
Stock-based compensation expense - R&D	(13,245)	(12,327)	(13,072)
Stock-based compensation expense - SG&A	(7,106)	(7,231)	(7,437)
Non-GAAP Operating Expenses	$135,421	$126,142	$119,480

Gross Margin/Profit Reconciliation
GAAP Gross Profit	$241,855	$237,642	$214,030
GAAP Gross Margin	52.6%	53.0%	52.6%
Stock-based compensation expense - COGS	238	289	300
Non-GAAP Gross Profit	$242,093	$237,931	$214,330
Non-GAAP Gross Margin	52.7%	53.0%	52.6%

Effective Tax Rate Reconciliation
GAAP Tax Expense	$17,304	$18,456	$19,931
GAAP Effective Tax Rate	18.4%	18.4%	24.7%
Adjustments to income taxes	2,988	1,020	2,839
Non-GAAP Tax Expense	$20,292	$19,476	$22,770
Non-GAAP Effective Tax Rate	17.4%	16.0%	22.1%

Tax Impact to EPS Reconciliation
GAAP Tax Expense	$0.33	$0.35	$0.37
Adjustments to income taxes	0.06	0.02	0.05
Non-GAAP Tax Expense	$0.39	$0.37	$0.42

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CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands; unaudited)

	Jun. 27, 2026	Mar. 28, 2026	Jun. 28, 2025
ASSETS
Current assets
Cash and cash equivalents	$810,666	$800,930	$548,870
Marketable securities	80,596	86,697	65,925
Accounts receivable, net	253,971	220,149	214,085
Inventories	262,746	240,871	278,984
Prepaid assets	44,449	47,587	44,243
Prepaid wafers	—	14,733	61,934
Other current assets	21,040	22,741	27,081
Total current assets	1,473,468	1,433,708	1,241,122

Long-term marketable securities	276,056	266,160	232,959
Right-of-use lease assets	117,066	120,676	123,718
Property and equipment, net	149,845	143,975	154,340
Intangibles, net	19,168	20,727	25,718
Goodwill	435,936	435,936	435,936
Deferred tax assets	54,443	49,824	54,037
Other assets	34,298	18,368	26,887
Total assets	$2,560,280	$2,489,374	$2,294,717

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$78,090	$80,645	$66,321
Accrued salaries and benefits	44,182	52,723	43,146
Software license agreements	22,091	22,229	21,511
Current lease liabilities	20,761	19,872	21,075
Other accrued liabilities	29,176	19,187	36,625
Total current liabilities	194,300	194,656	188,678

Non-current lease liabilities	109,703	114,105	120,272
Non-current income taxes	47,320	46,721	44,693
Software license agreements	19,826	5,896	10,790
Total long-term liabilities	176,849	166,722	175,755

Stockholders' equity:
Capital stock	1,967,875	1,945,958	1,881,472
Accumulated earnings	224,213	184,881	49,035
Accumulated other comprehensive loss	(2,957)	(2,843)	(223)
Total stockholders' equity	2,189,131	2,127,996	1,930,284
Total liabilities and stockholders' equity	$2,560,280	$2,489,374	$2,294,717
Prepared in accordance with Generally Accepted Accounting Principles

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CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended
	Jun. 27,	Jun. 28,
	2026	2025
	Q1'27	Q1'26
Cash flows from operating activities:
Net income	$76,851	$60,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,156	13,173
Stock-based compensation expense	20,589	20,809
Deferred income taxes	(4,600)	(5,938)
Gain on retirement or write-off of long-lived assets	(67)	—
Other non-cash adjustments	152	(16)
Net change in operating assets and liabilities:
Accounts receivable	(33,822)	1,924
Inventories	(21,875)	20,108
Prepaid wafers	14,733	6,138
Other assets	3,723	2,014
Accounts payable and other accrued liabilities	(7,976)	(8,806)
Income taxes payable	3,264	6,028
Net cash provided by operating activities	64,128	116,131
Cash flows from investing activities:
Maturities and sales of available-for-sale marketable securities	47,044	22,990
Purchases of available-for-sale marketable securities	(50,930)	(26,435)
Purchases of property, equipment and software	(15,143)	(2,638)
Investments in technology	(361)	(132)
Net cash used in investing activities	(19,390)	(6,215)
Cash flows from financing activities:
Debt issuance costs	(2,057)	—
Net proceeds from the issuance of common stock	1,329	382
Repurchase of stock to satisfy employee tax withholding obligations	(2,774)	(1,049)
Repurchase and retirement of common stock	(31,500)	(99,999)
Net cash used in financing activities	(35,002)	(100,666)
Net increase in cash and cash equivalents	9,736	9,250
Cash and cash equivalents at beginning of period	800,930	539,620
Cash and cash equivalents at end of period	$810,666	$548,870
Prepared in accordance with Generally Accepted Accounting Principles

Q1 FY27 Letter to Shareholders	13

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands; unaudited)
Free cash flow, a non-GAAP financial measure, is GAAP cash flow from operations (or cash provided by operating activities) less capital expenditures. Capital expenditures include purchases of property, equipment and software as well as investments in technology, as presented within our GAAP Consolidated Condensed Statement of Cash Flows. Free cash flow margin represents free cash flow divided by revenue.

	Twelve Months Ended	Three Months Ended

	Jun. 27,	Jun. 27,	Mar. 28,	Dec. 27,	Sep. 27,
	2026	2026	2026	2025	2025
	Q1'27	Q1'27	Q4'26	Q3'26	Q2'26
Net cash provided by operating activities (GAAP)	$598,596	$64,128	$151,420	$290,834	$92,214
Capital expenditures	(27,570)	(15,504)	(2,396)	(5,160)	(4,510)
Free Cash Flow (Non-GAAP)	$571,026	$48,624	$149,024	$285,674	$87,704

Cash Flow from Operations as a Percentage of Revenue (GAAP)	29%	14%	34%	50%	16%
Capital Expenditures as a Percentage of Revenue (GAAP)	1%	3%	1%	1%	1%
Free Cash Flow Margin (Non-GAAP)	28%	11%	33%	49%	16%

Q1 FY27 Letter to Shareholders	14

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in millions; unaudited)
(not prepared in accordance with GAAP)

Q2 FY27
Guidance
Operating Expense Reconciliation
GAAP Operating Expenses	$163 - 169
Stock-based compensation expense	(21)
Amortization of acquisition intangibles	(2)
Non-GAAP Operating Expenses	$140 - 146

Q1 FY27 Letter to Shareholders	15